Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by refence in the Registration Statements on Form S-8 (File No.333-278605, 333- 271430, File No. 333-265016 and File No. 333-258129) of our report dated March 27, 2024, relating to the financial statements of Forza X1, Inc. as of the years ended December 31, 2023 and 2022, included in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 27, 2024. Our report includes an explanatory paragraph relating to substantial doubt about Forza X1, Inc.’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ Grassi & Co., CPAs, P.C.

Jericho, New York

November 26, 2024